EXHIBIT 99.1

GPT GIG BOA Portfolio Holdings LLC

Year Ended December 31, 2013 and Period From August 17, 2012 (inception) to December 31, 2012

With Report of Independent Auditors

Report of Independent Auditors

To the Members of GPT GIG BOA Portfolio Holdings LLC

We have audited the accompanying consolidated financial statements of GPT GIG BOA Portfolio Holdings LLC, which comprise the consolidated balance sheet as of December 31, 2013, and the related consolidated statement of operations and other comprehensive income, members’ equity and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GPT GIG BOA Portfolio Holdings LLC at December 31, 2013, and the consolidated results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

Other matter

The accompanying consolidated balance sheet of GPT GIG BOA Portfolio Holdings LLC as of December 31, 2012 and related consolidated statement of operations and other comprehensive loss, members’ equity and cash flows for the period from August 17, 2012 (inception) through December 31, 2012 were not audited, reviewed, or compiled by us and accordingly, we do not express an opinion or any other form of assurance on them.

/s/ Ernst & Young LLP

New York, New York

March 31, 2014

1

GPT GIG BOA Portfolio Holdings LLC
Consolidated Balance Sheets
(Dollar amounts in thousands)

	December 31,	December 31,
	2013	2012
		(unaudited)
Assets:
Real estate investments, at cost:
Land	$68,341	$68,341
Building and improvements	194,836	193,264
Less: accumulated depreciation	(12,811)	(826)
Total real estate investments, net	250,366	260,779

Cash and cash equivalents	6,836	1,504
Restricted cash	8,112	2,362
Assets held-for-sale, net	10,693	53,706
Tenant and other receivables, net	6,100	1,061
Acquired lease assets, net of accumulated amortization of $5,772 and $417	52,400	57,755
Deferred costs, net of accumulated amortization of $1,229 and $80	1,082	2,255
Other assets	9,340	7,446
Total assets	$344,929	$386,868

Liabilities and Members' Equity:
Liabilities:
Mortgage notes payable	$200,000	$200,000
Total secured debt	200,000	200,000

Accounts payable and accrued expenses	11,374	7,015
Accrued interest payable	408	533
Deferred revenue	6,529	864
Below-market lease liabilities, net of accumulated amortization of $5,073 and $453	45,890	50,510
Liabilities related to assets held-for-sale	3,681	250
Derivative instruments, at fair value	64	43
Total liabilities	267,946	259,215

Commitments and contingencies	-	-

Members' Equity:
Member’s equity - Garrison Investment Group	38,520	64,098
Member’s equity - Gramercy Property Trust Inc.	38,520	63,598
Accumulated other comprehensive loss	(57)	(43)
Total GPT GIG BOA Portfolio Holdings LLC members’ equity	76,983	127,653
Total members' equity	76,983	127,653
Total liabilities and members' equity	$344,929	$386,868

The accompanying notes are an integral part of these consolidated financial statements.

2

GPT GIG BOA Portfolio Holdings LLC
Consolidated Statements of Operations and Other Comprehensive Income (Loss)

(Dollar amounts in thousands)

	Year Ended December 31, 2013	Period From August 12, 2012 (inception) to December 31, 2012
		(unaudited)
Revenues
Rental revenue	$32,105	$3,313
Interest income	9	3
Operating expense reimbursements	29,116	2,250
Total revenues	61,230	5,566

Expenses
Property operating expenses	27,888	3,112
Fees paid to the Gramercy Member and affiliates	3,193	-
Interest expense	9,211	768
Depreciation and amortization	17,301	1,238
Management, general and administrative	52	5,136
Total expenses	57,645	10,254
Net income (loss) from continuing operations	3,585	(4,688)
Net loss from discontinued operations	(2,810)	(142)
Net gains from disposals	399	-
Net loss from discontinued operations	(2,411)	(142)
Net income (loss)	$1,174	$(4,830)
Other comprehensive income (loss):
Unrealized loss on derivative instruments	$(14)	$(43)
Other comprehensive income (loss)	$1,160	$(4,873)

The accompanying notes are an integral part of these consolidated financial statements.

3

GPT GIG BOA Portfolio Holdings LLC
Consolidated Statements of Members’ Equity

(Dollar amounts in thousands)

	Members’ Equity
	Gramercy Property Trust	Garrison Investment Group	Accumulated Other Comprehensive Income (Loss)	Total Members’ Equity
Balance at August 17, 2012 (inception) (unaudited)	$-	$-	$-	-
Net loss (unaudited)	(2,415)	(2,415)	-	(4,830)
Contributions (unaudited)	66,013	66,513	-	132,526
Change in net unrealized loss on derivative instruments (unaudited)	-	-	(43)	(43)
Balance at December 31, 2012 (unaudited)	$63,598	$64,098	$(43)	$127,653
Net income	587	587	-	1,174
Contributions	1,750	1,250	-	3,000
Distributions	(27,415)	(27,415)	-	(54,830)
Change in net unrealized loss on derivative instruments	-	-	(14)	(14)
Balance at December 31, 2013	$38,520	$38,520	$(57)	$76,983

The accompanying notes are an integral part of these consolidated financial statements.

4

GPT GIG BOA Portfolio Holdings LLC
Consolidated Statements of Cash Flows
(Dollar amounts in thousands)

	Year Ended December 31, 2013	Period From August 17, 2012 (inception) to December 31, 2012
		(unaudited)
Operating Activities
Net income (loss)	$1,174	$(4,830)
Adjustments to net cash provided by operating activities:
Depreciation and amortization	17,218	1,154
Amortization of acquired leases to rental revenue	(4,576)	(360)
Amortization of acquired leases to rental expense	67	7
Amortization of deferred financing costs	1,149	80
Straight-line rent adjustments	(462)	(54)
Non-cash impairment charges	3,366	-
Net gain on sale of properties and lease terminations	(399)	-
Payment of capitalized leasing costs	(6)	(26)
Changes in operating assets and liabilities:
Restricted cash	(5,849)	(2,025)
Tenant and other receivables	(4,652)	(1,005)
Prepaid expenses and other assets	(4,813)	(1,432)
Accounts payable, accrued expenses and other liabities	7,430	5,876
Deferred revenue and tenant security deposits	5,853	(4,803)
Net cash provided by (used by) operating activities	15,500	(7,418)

Investing Activities
Capital expenditures and leasehold costs	(1,686)	(115)
Payment for acquistions of real estate investments	-	(306,116)
Proceeds from sale of real estate	43,284	-
Change in restricted cash from investing activities	64	(64)
Net cash provided by (used by) investing activities	41,662	(306,295)

Financing Activities
Proceeds from mortgage notes payable	-	200,000
Proceeds from equity contributions	3,000	117,527
Payment of equity distributions	(54,830)	-
Payment of deferred financing costs	-	(2,310)
Net cash (used by) provided by financing activities	(51,830)	315,217
Net increase in cash and cash equivalents	5,332	1,504
Cash and cash equivalents at beginning of period	1,504	-
Cash and cash equivalents at end of period	$6,836	$1,504

Non-cash activity
Stock received as equity contribution	$-	$15,000

Supplemental cash flow disclosures
Interest paid	$8,821	$218

The accompanying notes are an integral part of these consolidated financial statements.

5

GPT GIG BOA Portfolio Holdings LLC
Notes To Consolidated Financial Statements
(Dollar amounts in thousands)
December 31, 2013

1. Business and Organization

GPT GIG BOA Portfolio Holdings LLC, or the Company, was formed in August 2012 by a wholly owned subsidiary of Gramercy Property Trust Inc., or the Gramercy Member, and an affiliate of Garrison Investment Group, or the Garrison Member. The Company was formed for the purpose of acquiring, owning and operating office buildings and bank branches. In December 2012, the Company agreed to purchase and acquire 100% of the membership interests of 115 office buildings located in 10 states throughout the United States, or the Bank of America Portfolio, from KBS Real Estate Investment Trust, Inc., or KBS. The Bank of America Portfolio totaled approximately 5,587,000 square feet, of which approximately 4,516,000 square feet, or approximately 81%, was leased to Bank of America, N.A. for an initial term ending in June 2023. The aggregate purchase price was approximately $467,100, which was comprised of $452,100 paid in cash and the issuance of 6,000,000 shares of certain classes of the Gramercy Member’s common stock, valued by the parties at $15,000. The Gramercy Member and the Garrison Member each have a 50% equity interest in the Company.

Concurrently with the purchase, two multi-tenant office buildings were sold, generating net proceeds of $143,408. The two buildings sold at closing included a 984,000 square foot multi-tenant office building located in downtown Chicago, Illinois and a 406,000 square foot multi-tenant office building located in downtown Charlotte, North Carolina.

Also at the time of purchase, the Company consummated a $200,000 first mortgage loan financing with JPMorgan Chase Bank, National Association. The mortgage is a two-year, floating rate, interest-only loan with a spread to 30-day LIBOR of 4.15%, collateralized by 67 properties of the portfolio, or the Core Portfolio. The mortgage contains three one-year extensions, conditional upon the satisfaction of certain terms. The Company acquired the remaining 46 Bank of America Portfolio properties, or the Non-Core Portfolio, without financing.

As of December 31, 2013, the Company owned 75 properties, including the 67 properties in the Core Portfolio and eight properties in the Non-Core Portfolio, which were classified as held-for-sale. As of December 31, 2012, the Company owned 113 properties, including the 67 properties in the Core Portfolio and 46 properties in the Non-Core Portfolio, which were classified as held-for-sale. During the year ended December 31, 2013, the Company disposed of 38 held-for-sale properties for net proceeds of $43,284. During the period from August 17, 2012 (inception) to December 31, 2012, the Company disposed of two held-for-sale properties for net proceeds of $143,408.

2. Significant Accounting Policies

Basis of Accounting

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. The financial statements are presented as of and for the year ended December 31, 2013 and for the period beginning on August 17, 2012 (inception) and ending on December 31, 2012.

Principles of Consolidation

The Consolidated Financial Statements include the Company’s accounts and those of the Company’s subsidiaries which are wholly-owned or controlled by the Company, or entities which are variable interest entities, or VIEs, in which the Company is the primary beneficiary. The primary beneficiary is the party that absorbs a majority of the VIE’s anticipated losses and/or a majority of the expected returns. The Company has evaluated its investments for potential classification as variable interests by evaluating the sufficiency of each entity’s equity investment at risk to absorb losses.

Entities which the Company does not control and are considered VIEs, but where the Company is not the primary beneficiary are accounted for under the equity method. All significant intercompany balances and transactions have been eliminated.

6

GPT GIG BOA Portfolio Holdings LLC
Notes To Consolidated Financial Statements
(Dollar amounts in thousands)
December 31, 2013

2. Significant Accounting Policies – (continued)

Real Estate Investments

The Company records acquired real estate investments as business combinations when the real estate is occupied, at least in part, at acquisition. Costs directly related to the acquisition of such investments are expensed as incurred. The Company allocates the purchase price of real estate to land, building, improvements and intangibles, such as the value of above- and below-market leases and origination costs associated with the in-place leases at the acquisition date. The values of the above- and below-market leases are amortized and recorded as either an increase in the case of below-market leases or a decrease in the case of above-market leases to rental revenue over the remaining term of the associated lease. The values associated with in-place leases are amortized to depreciation and amortization expense over the remaining term of the associated lease. The Company assesses the fair value of the leases at acquisition based upon estimated cash flow projections that utilize appropriate discount and available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known trends, and market/economic conditions that may affect the property. To the extent acquired leases contain fixed rate renewal options that are below-market and determined to be material, the Company amortizes such below-market lease value into rental revenue over the renewal period.

Acquired real estate definitions that do not meet the definition of a business combination are recorded at cost. Certain improvements are capitalized when they are determined to increase the useful life of the building. Depreciation is computed using the straight-line method over the shorter of the estimated useful life of the capitalized item or 40 years for buildings, five to ten years for building equipment and fixtures, and the lesser of the useful life or the remaining lease term for tenant improvements. Maintenance and repair expenditures are charged to expense as incurred.

 In leasing space, the Company may provide funding to the lessee through a tenant allowance. In accounting for tenant allowances, the Company determines whether the allowance represents funding for the construction of leasehold improvements and evaluates the ownership of such improvements. If the Company is considered the owner of the leasehold improvements, the Company capitalizes the amount of the tenant allowance and depreciates it over the shorter of the useful life of the leasehold improvements or the lease term. If the tenant allowance represents a payment for a purpose other than funding leasehold improvements, or in the event the Company is not considered the owner of the improvements for accounting purposes, the allowance is considered to be a lease incentive and is recognized over the lease term as a reduction of rental revenue. Factors considered during this evaluation usually include (i) who holds legal title to the improvements, (ii) evidentiary requirements concerning the spending of the tenant allowance, and (iii) other controlling rights provided by the lease agreement (e.g. unilateral control of the tenant space during the build-out process). Determination of the accounting for a tenant allowance is made on a case-by-case basis, considering the facts and circumstances of the individual tenant lease.

The Company also reviews the recoverability of the property’s carrying value when circumstances indicate a possible impairment of the value of a property. The review of recoverability is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as changes in strategy resulting in an increased or decreased holding period, expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If management determines impairment exists due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used and for assets held-for-sale, an impairment loss is recorded to the extent that the carrying value exceeds the fair value less estimated cost to dispose. These assessments are recorded as an impairment loss in the Statements of Operations and Comprehensive Income (Loss) in the period the determination is made. The estimated fair value of the asset becomes its new cost basis. For a depreciable long-lived asset to be held and used, the new cost basis will be depreciated or amortized over the remaining useful life of that asset.

During 2013 and 2012, the Company recorded $3,366 and $0 of impairment charges for properties classified as held-for-sale within discontinued operations.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

7

GPT GIG BOA Portfolio Holdings LLC
Notes To Consolidated Financial Statements
(Dollar amounts in thousands)
December 31, 2013

2. Significant Accounting Policies – (continued)

Restricted Cash

The Company had restricted cash of $8,112 and $2,362 at December 31, 2013 and 2012, respectively, which includes cash held in escrow in connection with property acquisitions and reserves for certain capital improvements, leasing, interest and real estate tax and insurance payments as required by certain mortgage loan obligations.

Assets Held-For-Sale

As of December 31, 2013 and 2012, the Company had $10,693 and $53,706 assets classified as held-for-sale. These assets represent the assets of the non-core properties acquired by the Company in its acquisition of the Bank of America portfolio.

Real estate investments to be disposed of are reported at the lower of carrying amount or estimated fair value, less costs to sell. Once an asset is classified as held-for-sale, depreciation expense is no longer recorded and current and prior periods are reclassified as discontinued operations. As of December 31, 2013 and 2012, the Company had real estate investments held-for-sale of $7,784 and $53,614, respectively. The Company recorded impairment charges of $3,366 and $0 during the year ended December 31, 2013 and the period from August 17, 2012 (inception) to December 31, 2012, respectively, within discontinued operations related to real estate investments classified as held-for-sale.

Tenant and Other Receivables

Tenant and other receivables are derived from rental revenue and tenant reimbursements.

Rental revenue is recorded on a straight-line basis over the initial term of the lease. Since many leases provide for rental increases at specified intervals, straight-line basis accounting requires the Company to record a receivable, and include in revenues, unbilled rent receivables that will only be received if the tenant makes all rent payments required through the expiration of the initial term of the lease. Tenant and other receivables also include receivables related to tenant reimbursements for common area maintenance expenses and certain other recoverable expenses that are recognized as revenue in the period in which the related expenses are incurred.

Tenant and other receivables are recorded net of the allowances for doubtful accounts, which as of December 31, 2013 and 2012 were $210 and $54, respectively. The Company continually reviews receivables related to rent, tenant reimbursements, management fees, including incentive fees, and unbilled rent receivables and determines collectability by taking into consideration the tenant or asset management clients’ payment history, the financial condition of the tenant or asset management client, business conditions in the industry in which the tenant or asset management client operates and economic conditions in the area in which the property or asset management client is located. In the event that the collectability of a receivable is in doubt, the Company increases the allowance for doubtful accounts or records a direct write-off of the receivable.

Intangible Assets and Liabilities

The Company follows the acquisition method of accounting for business combinations. The Company allocates the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, buildings and improvements on an as-if vacant basis. The Company utilizes various estimates, processes and information to determine the as-if vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analyses and other methods. Identifiable intangible assets include amounts allocated to acquired leases for above- and below-market lease rates and the value of in-place leases. Management also considers information obtained about each property as a result of its pre-acquisition due diligence in estimating the fair value of the tangible and intangible assets and liabilities acquired.

Above-market and below-market lease values for properties acquired are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between the contractual amount to be paid pursuant to each in-place lease and management’s estimate of the fair market lease rate for each such in-place lease, measured over a period equal to the remaining non-cancelable term of the lease. The above-market lease values are amortized as a reduction of rental revenue over the remaining non-cancelable terms of the respective leases. The below-market lease values are amortized as an increase to rental revenue over the initial term of the respective leases. If a tenant terminates its lease prior to its contractual expiration and no future rental payments will be received, any unamortized balance of the market lease intangibles will be written off to rental revenue.

8

GPT GIG BOA Portfolio Holdings LLC
Notes To Consolidated Financial Statements
(Dollar amounts in thousands)
December 31, 2013

2. Significant Accounting Policies – (continued)

The aggregate value of intangible assets related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as-if vacant. Factors considered by management in its analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the anticipated lease-up period, which is expected to average six months. Management also estimates costs to execute similar leases including leasing commissions and other related expenses. The value of in-place leases is amortized to depreciation and amortization expense over the remaining non-cancelable term of the respective leases. In no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease prior to its contractual expiration and no future rental payments will be received, any unamortized balance of the in-place lease intangible would be written off to depreciation and amortization expense.

Intangible assets and acquired lease obligations consist of the following:

	December 31, 2013	December 31, 2012
		(unaudited)
Intangible assets:
In-place leases, net of accumulated amortization of $5,560 and $316	47,283	52,527
Above-market leases, net of accumulated amortization of $83 and $25	572	631
Below-market ground rent, net of accumulated amortization of $129 and $83	4,545	4,590
Amounts related to assets held for sale, net of accumulated amortization of $0 and $7	-	7
Total intangible assets	$52,400	$57,755

Intangible liabilities:
Below-market leases, net of accumulated amortization of $5,018 and $385	$(43,866)	$(48,500)
Above-market ground rent, net of accumulated amortization of $55 and $76	$(2,024)	$(2,002)
Amounts related to liabilities held for sale, net of accumulated amortization of $0 and $8	-	(8)
Total intangible liabilities	$(45,890)	$(50,510)

The following table provides the weighted-average amortization period as of December 31, 2013 for intangible assets and liabilities and the projected amortization expense for the next five years.

	Weighted-Average Amortization Period	2014	2015	2016	2017	2018
In-place leases	9.5	$5,038	$5,007	$4,997	$4,960	$4,951
Total to be included in depreciation and amortization expense		$5,038	$5,007	$4,997	$4,960	$4,951

Above-market lease assets	8.9	$76	$76	$62	$55	$55
Below-market lease liabilities	9.5	(4,617)	(4,617)	(4,617)	(4,617)	(4,617)

Total to be included in rental revenue		$(4,541)	$(4,541)	$(4,555)	$(4,562)	$(4,562)

Below-market ground rent	39.5	$119	$119	$119	$119	$119
Above-market ground rent	39.9	(51)	(51)	(51)	(51)	(51)

Total to be included in rental expense		$68	$68	$68	$68	$68

The Company recorded $5,244 and $316 of amortization of intangible assets as part of depreciation and amortization, including $(28) and $28 within discontinued operations for the year ended December 2013 and the period from August 17, 2012 (inception) to December 31, 2012, respectively. The Company recorded $4,576 and $360 of amortization of intangible assets and liabilities as an increase to rental revenue, including ($16) and $16 within discontinued operations for the year ended December 2013 and the period from August 17, 2012 (inception) to December 31, 2012, respectively. The Company recorded $67 and $7 of amortization of intangible assets and liabilities as an increase to rental expense, including $18 and ($18) within discontinued operations for the year ended December 2013 and the period from August 17, 2012 (inception) to December 31, 2012, respectively.

9

GPT GIG BOA Portfolio Holdings LLC
Notes To Consolidated Financial Statements
(Dollar amounts in thousands)
December 31, 2013

2. Significant Accounting Policies – (continued)

Deferred Costs

Deferred costs include deferred financing costs that represent commitment fees, legal and other third-party costs associated with obtaining commitments for financing which result in a closing of such financing. These costs are amortized over the terms of the respective agreements and the amortization is reflected as interest expense. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking financing transactions that do not close are expensed in the period in which it is determined that the financing will not close.

The Company has deferred certain expenditures related to the leasing of certain properties and costs related to the acquisition of properties which are considered sale-leasebacks. Direct costs of leasing, including internally capitalized payroll costs associated with leasing activities, are deferred and amortized over the terms of the underlying leases.

Other Assets

The Company makes payments for certain expenses such as insurance and property taxes in advance of the period in which it receives the benefit. These payments are classified as other assets and amortized over the respective period of benefit relating to the contractual arrangement.

Valuation of Financial Instruments

At December 31, 2013 and 2012, the Company measured all of its financial instruments, including derivative instruments on a recurring basis.

ASC 820-10, “Fair Value Measurements and Disclosures,” among other things, establishes a hierarchical disclosure framework associated with the level of pricing observability utilized in measuring financial instruments at fair value. Considerable judgment is necessary to interpret market data and develop estimated fair values. Accordingly, fair values are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. Financial instruments with readily available actively quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of pricing observability and will require a lesser degree of judgment to be utilized in measuring fair value. Conversely, financial instruments rarely traded or not quoted will generally have less, or no, pricing observability and will require a higher degree of judgment to be utilized in measuring fair value. Pricing observability is generally affected by such items as the type of financial instrument, whether the financial instrument is new to the market and not yet established, the characteristics specific to the transaction and overall market conditions. The use of different market assumptions and/or estimation methodologies may have a material effect on estimated fair value amounts.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, or an exit price. The level of pricing observability generally correlates to the degree of judgment utilized in measuring the fair value of financial instruments. The less judgment utilized in measuring fair value financial instruments such as with readily available active quoted prices or for which fair value can be measured from actively quoted prices in active markets generally have more pricing observability. Conversely, financial instruments rarely traded or not quoted have less observability and are measured at fair value using valuation models that require more judgment. Impacted by a number of factors, pricing observability is generally affected by such items as the type of financial instrument, whether the financial instrument is new to the market and not yet established, the characteristics specific to the transaction and overall market conditions.

The three broad levels defined are as follows:

Level I — This level is comprised of financial instruments that have quoted prices that are available in active markets for identical assets or liabilities. The types of financial instruments included in this category are highly liquid instruments with actively quoted prices.

Level II — This level is comprised of financial instruments that have pricing inputs other than quoted prices in active markets that are either directly or indirectly observable. The nature of these financial instruments includes instruments for which quoted prices are available but traded less frequently and instruments that are fair valued using other financial instruments, the parameters of which can be directly observed.

Level III — This level is comprised of financial instruments that have little to no pricing observability as of the reported date. These financial instruments do not have active markets and are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment and assumptions.

10

GPT GIG BOA Portfolio Holdings LLC
Notes To Consolidated Financial Statements
(Dollar amounts in thousands)
December 31, 2013

2. Significant Accounting Policies – (continued)

 For a further discussion regarding the measurement of financial instruments see Note 8, “Fair Value of Financial Instruments.”

Revenue Recognition

Rental revenue from leases is recognized on a straight-line basis regardless of when payments are contractually due. Certain lease agreements also contain provisions that require tenants to reimburse the Company for real estate taxes, common area maintenance costs and the amortized cost of capital expenditures with interest. Such amounts are included in both revenues and operating expenses when the Company is the primary obligor for these expenses and assumes the risks and rewards of a principal under these arrangements. Under leases where the tenant pays these expenses directly, such amounts are not included in revenues or expenses.

Deferred revenue represents rental revenue received prior to the date earned. Deferred revenue also includes rental payments received in excess of rental revenues recognized as a result of straight-line basis accounting.

Other income includes fees paid by tenants to terminate their leases, which are recognized when fees due are determinable, no further actions or services are required to be performed by the Company, and collectability is reasonably assured. In the event of early termination, the unrecoverable net book values of the assets or liabilities related to the terminated lease are recognized as depreciation and amortization expense in the period of termination.

The Company recognizes sales of real estate properties only upon closing. Payments received from purchasers prior to closing are recorded as deposits. Profit on real estate sold is recognized using the full accrual method upon closing when the collectability of the sale price is reasonably assured and the Company is not obligated to perform significant activities after the sale. Profit may be deferred in whole or part until the sale meets the requirements of profit recognition on sale of real estate.

Rent Expense

Rent expense is recognized on a straight-line basis regardless of when payments are due. Accounts payable and accrued expenses in the accompanying Balance Sheets as of December 31, 2013 and 2012 includes an accrual for rental expense recognized in excess of amounts due at that time. The Company’s rent expense is related to leasehold interests and is included in property operating expenses.

Derivative Instruments

In the normal course of business, the Company is exposed to the effect of interest rate changes and limits these risks by following established risk management policies and procedures including the use of derivatives. The Company uses derivative instruments to manage, or hedge, interest rate risk. The Company requires that hedging derivative instruments be effective in reducing the interest rate risk exposure that they are designated to hedge. This effectiveness is essential for qualifying for hedge accounting. Instruments that meet these hedging criteria are formally designated as hedges at the inception of the derivative contract. The Company employs commonly used derivative products that are considered “plain vanilla” derivatives. These derivatives typically include interest rate swaps, caps, collars and floors. The Company expressly prohibits the use of unconventional derivative instruments and using derivative instruments for trading or speculative purposes. Further, the Company has a policy of only entering into contracts with major financial institutions based upon their credit ratings and other factors.

To determine the fair value of derivative instruments, the Company uses a variety of methods and assumptions that are based on market conditions and risks existing at each balance sheet date. For the majority of financial instruments including most derivatives, long-term investments and long-term debt, standard market conventions and techniques such as discounted cash flow analysis, option-pricing models, replacement cost and termination cost are used to determine fair value. All methods of assessing fair value result in a general approximation of value, and such value may never actually be realized.

The Company recognizes all derivatives on the Balance Sheets at fair value.

Derivatives that are not hedges must be adjusted to fair value through income. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset, liability or firm commitment through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings. Derivative accounting may increase or decrease reported net income and stockholders’ equity prospectively, depending on future levels of LIBOR, swap spreads and other variables affecting the fair values of derivative instruments and hedged items, but will have no effect on cash flows, provided the contract is carried through to full term.

11

GPT GIG BOA Portfolio Holdings LLC
Notes To Consolidated Financial Statements
(Dollar amounts in thousands)
December 31, 2013

2. Significant Accounting Policies – (continued)

All hedges held by the Company are deemed effective based upon the hedging objectives established by the Company’s corporate policy governing interest rate risk management. The effect of the Company’s derivative instruments on its financial statements is discussed more fully in Note 9.

Income Taxes

No federal or state income taxes are payable by the Company, and accordingly, no provision for taxes has been made in the accompanying financial statements. The Members include the Company’s profits or losses in their tax returns.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash investments and accounts receivable. The Company places its cash investments in excess of insured amounts with high quality financial institutions.

One tenant, Bank of America, N.A., accounted for 98% and 97% of the Company’s rental revenue for the year ended December 2013 and the period from August 17, 2012 (inception) to December 31, 2012, respectively. One state in which the Company’s properties are located accounted for 47% and 45% of the Company’s rental revenue for the year ended December 2013 and the period from August 17, 2012 (inception) to December 31, 2012, respectively.

Members’ Equity

The Company distributes excess cash as provided in the Operating Agreement. In addition, the Company may request additional funds in excess of original contributions as needed to fund short-term working capital requirements of the Company.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

12

GPT GIG BOA Portfolio Holdings LLC
Notes To Consolidated Financial Statements
(Dollar amounts in thousands)
December 31, 2013

2. Significant Accounting Policies – (continued)

Recently Issued Accounting Pronouncements

In February 2013, the FASB issued additional guidance on comprehensive income which requires the provision of information about the amounts reclassified out of accumulated other comprehensive income by component. This guidance also requires presentation on the Statements of Operations and Comprehensive Loss or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, a cross-reference must be provided to other disclosures required under U.S. GAAP that provide additional detail about those amounts. This update is effective for reporting periods beginning after December 15, 2012 with early adoption permitted. The Company’s adoption resulted did not have a material effect on the Company’s Financial Statements.

3. Dispositions and Assets Held-for-Sale

The Company had eight and 46 properties classified as held-for-sale as of December 31, 2013 and 2012, respectively, which represent the assets of the Non-Core Portfolio acquired by the Company in its acquisition of the Bank of America Portfolio. The following table summarizes the assets held-for-sale as of December 31, 2013 and 2012.

	December 31, 2013	December 31, 2012
		(unaudited)
Assets held-for-sale:
Real estate investments, at cost	$7,784	$53,613
Less: accumulated depreciation	-	(13)
Real estate investments held-for-sale, net	7,784	53,600
Restricted cash	56	22
Tenant and other receivables, net	107	53
Acquired lease asets, net of accumulated amortization	-	(7)
Deferred costs, net	1	1
Other assets	2,745	37
Total assets held-for-sale	$10,693	$53,706

Liabilities related to assets held-for-sale:
Accounts payable and accrued expenses	$(3,414)	$(178)
Deferred revenue	(267)	(80)
Below market lease liabilities, net of accumulated amortization	-	8
Total liabilities related to assets held-for-sale	$(3,681)	$(250)

The following operating results for the assets held-for-sale and sold for the year ended December 2013 and the period from August 17, 2012 (inception) to December 31, 2012 are included in discontinued operations for all periods presented:

	Year Ended December 31, 2013	Period From August 17, 2012 (inception) to December 31, 2012
		(unaudited)
Operating Results:
Revenues	$6,514	$865
Operating expenses	(6,122)	(648)
Impairment charges	(3,366)	-
Interest expense	82	9
Depreciation and amortization	82	(84)
Net loss from operations	(2,810)	(142)
Net gains from disposals	399	-
Net loss from discontinued operations	$(2,411)	$(142)

Discontinued operations have not been segregated in the Statements of Cash Flows.

13

GPT GIG BOA Portfolio Holdings LLC
Notes To Consolidated Financial Statements
(Dollar amounts in thousands)
December 31, 2013

3. Dispositions and Assets Held-For-Sale – (continued)

The Company recorded impairment charges of $3,366 and $0 for the year ended December 2013 and the period from August 17, 2012 (inception) to December 31, 2012, respectively, to adjust the carrying values to the lower of cost or market. The impairment is calculated by comparing the results of the Company’s marketing efforts and unsolicited purchase offers to the carrying value of the respective property.

Real Estate Dispositions

During the year ended December 31, 2013, the Company sold 38 properties for net proceeds of $43,284. During the period from August 17, 2012 (inception) to December 31, 2012, the Company sold two properties for net proceeds of $143,408. The sales transactions resulted in gains totaling $399 and $0 for the year ended December 2013 and the period from August 17, 2012 (inception) to December 31, 2012, respectively, within discontinued operations.

Dispositions during the year ended December 31, 2013 are as follows:

	For the Year Ended December 31, 2013
	Number of Properties	Net Sale Proceeds	Gains
Non-Core Portfolio	38	43,284	399
Total	38	43,284	399

Dispositions during the period from August 17, 2012 (inception) to December 31, 2012 are as follows:

	For the Period From August 17, 2012 (inception) to December 31, 2012
	(unaudited)
	Number of Properties	Net Sale Proceeds	Gains
Non-Core Portfolio	2	143,408	-
Total	2	143,408	-

The Company separately classifies properties held-for-sale in the Consolidated Balance Sheets and Consolidated Statements of Operations and Comprehensive Income (Loss). At the time of acquisition of the Bank of America portfolio, the Company designated the unencumbered properties in the portfolio as held-for-sale as they were deemed non-strategic assets. Changes in the market may compel the Company to decide to classify a property held-for-sale or classify a property that was designated as held-for-sale back to held-for-investment. During the year ended December 31, 2013, the Company did not reclassify any properties previously identified as held-for-sale to held-for-investment. During the period from August 17, 2012 (inception) to December 31, 2012, the Company did not reclassify any properties previously identified as held-for-sale to held-for-investment.

4. Acquisitions

The Company did not acquire any properties during the year ended December 31, 2013. During the year ended December 31, 2012, the Company acquired the properties in the Bank of America Portfolio, which are summarized as follows:

Holding Type (1)	Number of Properties	Rentable Square Feet	Leased Square Feet	Occupancy %	Purchase Price	Weighted Average Remaining Lease Term (2)
Core Portfolio	67	3,054,602	2,998,792	98.2%	$268,641	10.43
Non-Core Portfolio	48	2,532,629	2,112,555	83.4%	198,521	4.39
Total Property Holdings	115	5,587,231	5,111,347	91.5%	$467,162	9.27

(1)	The properties are all classified as office/banking center properties, which is defined as commercial property utilized for professional activities. Examples include generic office properties, call centers, retail bank branches or operation centers. The properties that comprise the Core Portfolio serve as collateral for the Company’s mortgage note. The remaining properties are unencumbered and classified as held-for-sale.
(2)	The weighted average remaining lease term represents the average lease term remaining at December 31, 2012 weighted by leased square feet.

The Company analyzed the fair value of the leases and real estate assets of the property investments acquired in 2012; and, accordingly, the purchase price allocation is finalized. The final allocation of the assets includes $458,512 of net real estate assets, $58,172 of intangible assets and $50,963 of intangible liabilities.

14

GPT GIG BOA Portfolio Holdings LLC
Notes To Consolidated Financial Statements
(Dollar amounts in thousands)
December 31, 2013

5. Debt Obligations

The Company’s acquisition of the Bank of America Portfolio was financed with a $200,000, floating rate, interest-only mortgage note with a spread to 30-day LIBOR of 4.15%, maturing in December 2014 and collateralized by the 67 properties of the Core Portfolio. The mortgage note has three one-year extension options conditional upon the satisfaction of certain terms. The remaining properties are unencumbered. The mortgage note has several covenants that we must comply with under the terms of the financing agreement. We are in compliance with the covenants at December 31, 2013. The Company has no other outstanding debt obligations as of December 31, 2013. As of December 31, 2013, the mortgage note had a cumulative outstanding balance of $200,000.

The following is a summary of mortgage notes payable as of December 31, 2013:

	Encumbered Properties	Balance	Interest Rate	Weighted-Average Effective Interest Rate	Weighted-Average Maturity Date
Variable-rate mortgages	67	$200,000	1 Month LIBOR + 4.15%	4.32%	December 2014
Total mortgage notes payable	67	$200,000
Above/below market interest		-
Balance at December 31, 2013	67	$200,000

The interest and principal maturities of the Company's mortgage note as of December 31, 2013 are as follows:

	Interest Payments	Principal Payments	Total
2014	$8,754	$200,000	$208,754
2015	-	-	-
2016	-	-	-
2017	-	-	-
2018	-	-	-
Thereafter	-	-	-
Total	$8,754	$200,000	$208,754

The Company is subject to interest rate risk through its $200,000 floating rate, interest-only first mortgage note. The Company has an interest rate cap to help manage its exposure to interest rate changes, as discussed in Note 9.

6. Leasing Agreements

The Company’s properties are leased and subleased to tenants under operating leases with primary expiration dates extending through the year 2023. These leases generally contain rent increases and renewal options.

Future minimum rental income under non-cancelable leases, excluding reimbursements for operating expenses as of December 31, 2013, is as follows:

Operating Leases
2014	$28,236
2015	28,102
2016	27,977
2017	27,798
2018	27,072
Thereafter	123,018
Total minimum lease rental income	$262,203

The Company also has properties that are subject to ground leases. See Note 12 for discussion of these leases.

15

GPT GIG BOA Portfolio Holdings LLC
Notes To Consolidated Financial Statements
(Dollar amounts in thousands)
December 31, 2013

7. Deferred Costs

Deferred costs at December 31, 2013 and 2012 consisted of the following:

	2013	2012
		(unaudited)
Deferred financing costs	$2,310	$2,310
Deferred leasing costs	2	26
	2,312	2,336
Accumulated amortization	(1,229)	(80)
	1,083	2,256
Less: held for sale	(1)	(1)
	$1,082	$2,255

At December 31, 2013, deferred financing costs relate to the Company’s $200,000 mortgage note payable. These costs are amortized on a straight-line basis, which approximates effective yield, to interest expense based on the contractual term of the related financing.

Deferred leasing costs include direct costs incurred to initiate and renew operating leases and are amortized on a straight-line basis over the related lease term.

8. Fair Value of Financial Instruments

The Company discloses fair value information about financial instruments, whether or not recognized in the statement of financial condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based upon the application of discount rates to estimated future cash flows based upon market yields or by using other valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, fair values are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on estimated fair value amounts.

The following table presents the carrying value in the financial statements, and approximate fair value of financial instruments at December 31, 2013 and 2012:

	December 31, 2013		December 31, 2012
	Carrying Value	Fair Value	Carrying Value	Fair Value
			(unaudited)
Financial liabilities:
Derivative instruments (1)	$64	$64	$43	$43
Mortgage notes payable (1)	$200,000	$201,700	$200,000	$200,000

(1)	Mortgage notes payable and derivative instruments are classified as Level III due to significance of unobservable inputs which are based upon management assumptions.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the value:

Cash and cash equivalents, accrued interest, and accounts payable : These balances in the Financial Statements reasonably approximate their fair values due to the short maturities of these items.

Derivative instruments : The Company’s derivative instruments, which include an interest rate cap agreement, are carried at fair value in the Financial Statements based upon third-party valuations.

Mortgage notes payable : These obligations are presented in the Financial Statements based on the actual balance outstanding and not at fair value. The fair value was estimated using discounted cash flows methodology, using discount rates that best reflect current market rates for financing with similar characteristics and credit quality.

16

GPT GIG BOA Portfolio Holdings LLC
Notes To Consolidated Financial Statements
(Dollar amounts in thousands)
December 31, 2013

8. Fair Value of Financial Instruments – (continued)

Disclosure about fair value of financial instruments is based on pertinent information available to the Company at December 31, 2013 and 2012. Although the Company is not aware of any factors that would significantly affect the reasonable fair value amounts, such amounts have not been comprehensively revalued for the purpose of these financial statements since December 31, 2013 and 2012, and current estimates of fair value may differ significantly from the amounts presented herein.

The following discussion of fair value was determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, fair values are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. Financial instruments with readily available actively quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of pricing observability and a lower degree of judgment utilized in measuring fair value. Conversely, financial instruments rarely traded or not quoted will generally have less, or no, pricing observability and a higher degree of judgment utilized in measuring fair value. The use of different market assumptions and/or estimation methodologies may have a material effect on estimated fair value amounts. Determining which category an asset or liability falls within the hierarchy requires significant judgment and the Company evaluates its hierarchy disclosures each quarter.

Fair Value on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are categorized in the table below based upon the lowest level of significant input to the valuations.

At December 31, 2013	Total	Level I	Level II	Level III
Financial Liabilities:
Derivative instruments:
Interest rate caps	$64	$-	$-	$64
	$64	$-	$-	$64

At December 31, 2012	Total	Level I	Level II	Level III
(unaudited)
Financial Liabilities:
Derivative instruments:
Interest rate caps	$43	$-	$-	$43
	$43	$-	$-	$43

Derivative instruments: Interest rate caps were valued with the assistance of a third-party derivative specialist, who uses a combination of observable market-based inputs, such as interest rate curves, and unobservable inputs which require significant judgment such as the credit valuation adjustments due to the risk of non-performance by both the Company and its counterparties. The fair value of derivatives classified as Level III are most sensitive to the credit valuation adjustment as all or a portion of the credit valuation adjustment may be reversed or otherwise adjusted in future periods in the event of changes in the credit risk of the Company or its counterparties.

Total losses or (gains) from derivatives for the year ended December 2013 and the period from August 17, 2012 (inception) to December 31, 2012 were $14 and $43, respectively, in Accumulated Other Comprehensive Income (Loss).

The Company uses the hypothetical derivative method to determine fair value measurements on a recurring basis for the Company’s interest rate cap as of December 31, 2013. The most significant unobservable Level III input in this model is the Company’s credit borrowing spread, which management estimated to be within a range of 150 to 250 basis points.

The following roll forward table reconciles the beginning and ending balances of financial liabilities measured at fair value on a recurring basis using Level III inputs:

Derivative Instruments

Balance as of December 31, 2012	$43
Purchase/sale of instruments	-
Adjustments to fair value:
Unrealized loss	21
Balance as of December 31, 2013	$64

17

GPT GIG BOA Portfolio Holdings LLC
Notes To Consolidated Financial Statements
(Dollar amounts in thousands)
December 31, 2013

8. Fair Value of Financial Instruments – (continued)

Fair Value on a Non-Recurring Basis

At December 31, 2013 and 2012, the Company did not measure any assets at fair value on a non-recurring basis.

9. Derivative Instruments

The Company recognizes all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset, liability or firm commitment through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings. Derivative accounting may increase or decrease reported net income and stockholders’ equity prospectively, depending on future levels of LIBOR interest rates and other variables affecting the fair values of derivative instruments and hedged items, but will have no effect on cash flows, provided the contract is carried through to full term.

The following table summarizes the notional and fair value of the Company’s derivative financial instruments at December 31, 2013. The notional value is an indication of the extent of the Company’s involvement in this instrument at that time, but does not represent exposure to credit, interest rate or market risks:

	Benchmark Rate	Notional Value	Strike Rate	Effective Date	Expiration Date	Fair Value
Interest Rate Cap	1 Month USD-LIBOR-BBA	$200,000	2.25%	December 6, 2012	December 15, 2014	$(64)
Total Derivatives		$200,000				$(64)

The Company is hedging exposure to variability in future interest payments on its debt facility. At December 31, 2013, derivative instruments were reported at their fair value as a liability of $64. At December 31, 2012, derivative instruments were reported at their fair value as a liability of $43. Over time, the realized and unrealized gains and losses held in Accumulated Other Comprehensive Income (Loss) will be reclassified into earnings in the same periods in which the hedged interest payments affect earnings.

10. Related Party Transactions

Pursuant to the joint venture agreement, the Gramercy Member, including wholly owned subsidiaries, is the asset manager of the Company’s portfolio of properties. The Gramercy Member and affiliates receive asset management fees as well as a performance based fee for the management of the portfolio and a fee for dispositions of properties, in addition to a pro-rata share of the portfolio’s net income (loss). For the year ended December 31, 2013 and the period from August 17, 2012 (inception) to December 31, 2012, the Gramercy Member and affiliates earned $4,550 and $0, respectively, from management services provided to the Company, of which $1,278 and $0, respectively, are included in discontinued operations, including $883 and $0, respectively, of disposition fees included in discontinued operations.

18

GPT GIG BOA Portfolio Holdings LLC
Notes To Consolidated Financial Statements
(Dollar amounts in thousands)
December 31, 2013

11. Members’ Equity (Deficit)

The Company’s excess net cash flow is distributed on a monthly basis to each member pro-rata based upon each partner’s aggregate contributions less distributions, or their Unreturned Equity. The net cash flow is distributed first to each member as follows:

(a)	First, a 10% Return on Equity, or ROE, on Net Equity compounded monthly. Net Equity is total contributions less total distributions.
(b)	Second, any excess over the 10% in (a) is applied pro-rata to each partner until each partner’s Unreturned Equity is zero; and,
(c)	Thereafter, (i) 10% to the Gramercy Member, and then (ii) 90% pro-rata to each partner.

During the year ended December 2013 and the period from August 17, 2012 (inception) to December 31, 2012, the Company made distributions of $54,830 and $0, respectively, to its members. During the year ended December 2013 and the period from August 17, 2012 (inception) to December 31, 2012, the Company received contributions of $3,000 and $132,526, respectively, from its members.

Accumulated other comprehensive loss

Accumulated other comprehensive loss for the year ended December 2013 and the period from August 17, 2012 (inception) to December 31, 2012 is comprised of the following:

	As of December 31,
	2013	2012
		(unaudited)
Net realized and unrealized losses on interest rate cap agreements accounted for as cash flow hedges	$(57)	$(43)
Total accumulated other comprehensive loss	$(57)	$(43)

12. Commitments and Contingencies

The Company evaluates litigation contingencies based on information currently available, including the advice of counsel and the assessment of available insurance coverage. The Company will establish accruals for litigation and claims when a loss contingency is considered probable and the related amount is reasonably estimable. The Company will periodically review these contingences which may be adjusted if circumstances change. The outcome of a litigation matter and the amount or range of potential losses at particular points may be difficult to ascertain. If a range of loss is estimated and an amount within such range appears to be a better estimate than any other amount within that range, then that amount is accrued.

The Company has certain properties that are subject to ground leases, which are accounted for as operating leases. The ground leases have varying ending dates, renewal options, and rental rate escalations, with the latest leases extending to June 2053. Future minimum rental payments to be made by the Company under these noncancelable ground leases, excluding increases resulting from increases in the consumer price index, are as follows:

Ground Leases
2014	$1,452
2015	1,390
2016	1,317
2017	1,314
2018	1,314
Thereafter	43,428
Total minimum rent expense	$50,215

The Company incurred rent expense on ground leases of $1,807 and $128 during the year ended December 31, 2013 and the period from August 17, 2012 (inception) to December 31, 2012, respectively, including $328 and $27, respectively, included in discontinued operations.

13. Income Taxes

 No federal or state income taxes are payable by the Company, and accordingly, no provision for taxes has been made in the accompanying financial statements. The Members include the Company’s profits or losses in their tax returns.

19

GPT GIG BOA Portfolio Holdings LLC
Notes To Consolidated Financial Statements
(Dollar amounts in thousands)
December 31, 2013

14. Environmental Matters

The Company believes that it is in compliance in all material respects with applicable federal, state and local ordinances and regulations regarding environmental issues. Its management is not aware of any environmental liability that it believes would have a materially adverse impact on the Company’s financial position, results of operations or cash flows.

15. Supplemental Disclosure of Non-Cash Investing and Financing Activities

The following table represents non-cash activities recognized in other comprehensive loss for the year ended December 31, 2013 and the period from August 17, 2012 (inception) to December 31, 2012:

	2013	2012
		(unaudited)
Deferred losses related to derivatives	$14	$43

16. Selected Quarterly Financial Data (unaudited)

The unaudited interim financial information for the year ended December 31, 2013 and the period from August 17, 2012 (inception) to December 31, 2012 is as follows:

2013 Quarter Ended	December 31	September 30	June 30	March 31
Total Revenues	$15,624	$15,466	$15,173	$14,967
Net income from continuing operations	735	819	1,259	772
Net income (loss) from discontinued operations	(3,806)	695	347	353
Net income (loss)	$(3,071)	$1,514	$1,606	$1,125

2012 Quarter Ended	December 31	Period From August 17 (inception) to September 30
Total Revenues	$5,566	$-
Net loss from continuing operations	(4,688)	-
Net loss from discontinued operations	(142)	-
Net loss	$(4,830)	$-

17. Subsequent Events

Subsequent to December 31, 2013, the Company closed on the sale of three properties from the Non-Core Portfolio. These properties sold for an aggregate purchase price of $2,355 and generated net proceeds to the Company of $2,181. The Company has evaluated subsequent events through March 31, 2014, which is the date the financial statements were issued.

20

GPT GIG BOA Portfolio Holdings LLC

SCHEDULE III
Real Estate Investments
(Dollar amounts in thousands)

				Initial Costs			Gross Carrying Amount December 31, 2013
City	State	Acquisition Date	Encumbrances at December 31, 2013	Land	Building and Improvements	Net Improvements (Retirements) Since Acquisition	Land	Building and Improvements	Total (2)	Accumulated Depreciation December 31, 2013	Average Depreciable Life
Assets Held for Investment:
Phoenix	AZ	12/6/2012	(1)	$-	$6,420	$-	$-	$6,420	$6,420	(307)	30
Phoenix	AZ	12/6/2012	(1)	-	16,246	225	-	16,471	16,471	(723)	35
Phoenix	AZ	12/6/2012	(1)	-	3,596	17	-	3,613	3,613	(216)	27
Phoenix	AZ	12/6/2012	(1)	-	6,561	98	-	6,659	6,659	(310)	30
Mesa	AZ	12/6/2012	(1)	493	1,589	-	493	1,589	2,082	(102)	25
Phoenix	AZ	12/6/2012	(1)	-	11,798	-	-	11,798	11,798	(538)	34
Long Beach	CA	12/6/2012	(1)	685	518	67	685	585	1,270	(66)	12
Fresno	CA	12/6/2012	(1)	368	1,082	-	368	1,082	1,450	(99)	19
Fresno	CA	12/6/2012	(1)	359	1,433	-	359	1,433	1,792	(115)	20
Coronado	CA	12/6/2012	(1)	579	1,436	-	579	1,436	2,015	(85)	25
Bakersfield	CA	12/6/2012	(1)	456	975	-	456	975	1,431	(101)	14
Compton	CA	12/6/2012	(1)	625	473	-	625	473	1,098	(76)	12
El Segundo	CA	12/6/2012	(1)	1,233	598	-	1,233	598	1,831	(86)	15
Escondido	CA	12/6/2012	(1)	812	1,916	-	812	1,916	2,728	(126)	21
Fresno	CA	12/6/2012	(1)	492	1,483	-	492	1,483	1,975	(135)	14
Gardena	CA	12/6/2012	(1)	1,201	897	-	1,201	897	2,098	(114)	19
Glendale	CA	12/6/2012	(1)	1,548	3,065	-	1,548	3,065	4,613	(278)	13
Ontario	CA	12/6/2012	(1)	1,609	4,061	-	1,609	4,061	5,670	(259)	28
Newport Beach	CA	12/6/2012	(1)	1,481	1,509	-	1,481	1,509	2,990	(128)	14
Los Angeles	CA	12/6/2012	(1)	1,242	633	-	1,242	633	1,875	(62)	16
Lynwood	CA	12/6/2012	(1)	684	607	-	684	607	1,291	(81)	12
North Hollywood	CA	12/6/2012	(1)	1,793	1,392	-	1,793	1,392	3,185	(139)	13
Sacramento	CA	12/6/2012	(1)	838	1,107	-	838	1,107	1,945	(119)	13
Sacramento	CA	12/6/2012	(1)	498	540	-	498	540	1,038	(65)	12
Los Angeles	CA	12/6/2012	(1)	641	462	-	641	462	1,103	(53)	13
Pomona	CA	12/6/2012	(1)	1,046	2,156	-	1,046	2,156	3,202	(171)	17
Riverside	CA	12/6/2012	(1)	1,753	2,320	-	1,753	2,320	4,073	(212)	17
Salinas	CA	12/6/2012	(1)	941	1,120	-	941	1,120	2,061	(123)	12
San Bernadino	CA	12/6/2012	(1)	581	1,995	-	581	1,995	2,576	(202)	14
Santa Barbara	CA	12/6/2012	(1)	1,676	1,366	-	1,676	1,366	3,042	(126)	13
Santa Maria	CA	12/6/2012	(1)	613	1,527	-	613	1,527	2,140	(134)	18
Mission Hills	CA	12/6/2012	(1)	583	637	-	583	637	1,220	(79)	13
Bakersfield	CA	12/6/2012	(1)	765	1,121	-	765	1,121	1,886	(140)	12
Sunnyvale	CA	12/6/2012	(1)	2,808	1,978	51	2,808	2,029	4,837	(175)	19
Torrance	CA	12/6/2012	(1)	882	561	-	882	561	1,443	(69)	10
Ventura	CA	12/6/2012	(1)	840	1,263	-	840	1,263	2,103	(127)	17
Long Beach	CA	12/6/2012	(1)	346	621	-	346	621	967	(54)	15
Tampa	FL	12/6/2012	(1)	3,366	6,329	245	3,366	6,574	9,940	(463)	22
Clearwater	FL	12/6/2012	(1)	581	1,405	-	581	1,405	1,986	(119)	21
Jacksonville	FL	12/6/2012	(1)	3,667	16,684	278	3,667	16,962	20,629	(832)	33
Jacksonville	FL	12/6/2012	(1)	2,043	6,282	-	2,043	6,282	8,325	(326)	33
Jacksonville	FL	12/6/2012	(1)	1,961	6,357	-	1,961	6,357	8,318	(352)	33
Jacksonville	FL	12/6/2012	(1)	3,068	9,661	-	3,068	9,661	12,729	(525)	33
Jacksonville	FL	12/6/2012	(1)	1,896	6,703	-	1,896	6,703	8,599	(342)	34
Jacksonville	FL	12/6/2012	(1)	4,647	16,970	-	4,647	16,970	21,617	(903)	32
Jacksonville	FL	12/6/2012	(1)	2,099	6,418	-	2,099	6,418	8,517	(344)	33
Jacksonville	FL	12/6/2012	(1)	403	853	-	403	853	1,256	(68)	18
Jacksonville	FL	12/6/2012	(1)	27	225	49	27	274	301	(9)	32
Jacksonville	FL	12/6/2012	(1)	425	1,202	-	425	1,202	1,627	(78)	23
Hialeah	FL	12/6/2012	(1)	833	629	-	833	629	1,462	(90)	14
Port Charlotte	FL	12/6/2012	(1)	248	749	8	248	757	1,005	(83)	24
Jacksonville	FL	12/6/2012	(1)	444	462	-	444	462	906	(59)	35
Miami Lakes	FL	12/6/2012	(1)	4,992	4,872	541	4,992	5,413	10,405	(356)	33
Tampa	FL	12/6/2012	(1)	1,215	1,327	6	1,215	1,333	2,548	(124)	17
Savannah	GA	12/6/2012	(1)	638	1,430	-	638	1,430	2,068	(105)	16
Overland Park	KS	12/6/2012	(1)	335	777	-	335	777	1,112	(99)	12
Annapolis	MD	12/6/2012	(1)	483	1,339	99	483	1,438	1,921	(85)	19
Baltimore	MD	12/6/2012	(1)	483	1,177	-	483	1,177	1,660	(91)	16
Richland	MO	12/6/2012	(1)	143	812	-	143	812	955	(53)	20
Springfield	MO	12/6/2012	(1)	648	869	-	648	869	1,517	(108)	13
Springfield	MO	12/6/2012	(1)	-	704	59	-	763	763	(87)	10
Albuquerque	NM	12/6/2012	(1)	812	1,755	-	812	1,755	2,567	(183)	18
Carrollton	TX	12/6/2012	(1)	543	547	-	543	547	1,090	(71)	16
Houston	TX	12/6/2012	(1)	417	1,947	-	417	1,947	2,364	(129)	25
Mission	TX	12/6/2012	(1)	315	693	-	315	693	1,008	(66)	17
Bellingham	WA	12/6/2012	(1)	661	1,519	-	661	1,519	2,180	(121)	16
Spokane	WA	12/6/2012	(1)	477	5,334	-	477	5,334	5,811	(545)	19
Total Assets Held-for-Investment			$-	68,341	193,093	1,743	68,341	194,836	263,177	(12,811)

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				Initial Costs			Gross Carrying Amount December 31, 2013
City	State	Acquisition Date	Encumbrances at December 31, 2013	Land	Building and Improvements	Net Improvements (Retirements) Since Acquisition	Land	Building and Improvements	Total (2)	Accumulated Depreciation December 31, 2013	Average Depreciable Life
Assets Held for Sale:
Phoenix	AZ	12/6/2012	-	627	-	(371)	256	-	256	-	-
Palmdale	CA	12/6/2012	-	1,045	-	(199)	846	-	846	-	-
St. Louis	MO	12/6/2012	-	1,662	-	(453)	1,209	-	1,209	-	-
Florissant	MO	12/6/2012	-	665	-	(130)	535	-	535	-	-
St. Louis	MO	12/6/2012	-	2,660	-	(552)	2,108	54	2,162	-	-
N. Kansas City	MO	12/6/2012	-	855	-	(133)	722	-	722	-	-
Hampton	VA	12/6/2012	-	798	-	(231)	567	-	567	-	-
Richland	WA	12/6/2012	-	1,900	-	(412)	1,488	-	1,488	-	-
Total Assets Held-for-Sale			-	10,212	-	(2,481)	7,731	54	7,785	-
Grand Total			$-	$78,553	$193,093	$(738)	$76,072	$194,890	$270,962	$(12,811)

(1)	These properties collateralize the Company’s mortgage facility which had an outstanding balance of $200,000 at December 31, 2013.
(2)	The aggregate cost basis of land, building and improvements, before depreciation, for Federal income tax purposes at December 31, 2013 was $278,586

Set forth below is a rollforward of the carrying values for our real estate investments classified as held-for-investment:

	2013	2012
Investment in real estate:
Balance at beginning of year	$261,605	$—
Improvements	1,686	115
Business acquisitions	—	458,512
Change in held-for-sale	45,830	(53,614)
Impairments	(3,366)	—
Property sales	(42,578)	(143,408)
Balance at end of year	$263,177	$261,605
Accumulated depreciation:
Balance at beginning of year	$826	$—
Depreciation expense	11,972	839
Change in held-for-sale	13	(13)
Balance at end of year	$12,811	$826

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